UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 27, 2007
__________________________

GENIUS PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)
__________________________

Delaware	0-27915	33-0852923
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2230 Broadway
Santa Monica, California 90404
 (Address of Principal Executive Offices) (Zip Code)

(310) 453-1222
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On September 27, 2007, Genius Products, LLC (the “Subsidiary”), a minority-owned subsidiary of Genius Products, Inc. (the “Registrant”), borrowed six million dollars ($6,000,000) from the Registrant and issued a promissory note (the “Note”) in favor of the Registrant in the principal amount of six million dollars ($6,000,000).

Under the Note, interest is due on the unpaid principal balance at the monthly rate equal to the LIBOR Rate (as defined in the Note) plus five percent (5%) until paid.  The principal and accrued interest under the Note are due and payable on demand at any time after March 31, 2008.  In the event payment of principal or interest due under the Note is not made when due, the outstanding principal balance will bear interest at the rate of two percent (2%) above the interest rate which is otherwise provided under the Note for so long as such event of default continues.  If the Note is not paid when due, the Subsidiary agreed to pay the Registrant’s reasonable costs of collection, including, without limitation, all reasonable attorneys’ fees and all reasonable expenses actually incurred by the Registrant in connection with such collection efforts.  The principal amount of the Note may be prepaid in whole or in part; provided that all accrued interest on the amount to be prepaid is also paid at such time.

In addition, the Board of Directors of the Registrant authorized up to two million dollars ($2,000,000) in additional loans from the Registrant to the Subsidiary from time to time, which loans, if any, would be on terms consistent with the terms of the Note described above.

The Subsidiary intends to use the proceeds from the Note to pay amounts owed to The Weinstein Company LLC under its Distribution Agreement with the Subsidiary.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Note, which is attached hereto as an exhibit.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

99.1           Promissory Note, dated as of September 27, 2007, issued by Genius Products, LLC in favor of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS PRODUCTS, INC.

Date:  October 3, 2007                                                                                                     By: /s/ John P. Mueller
John P. Mueller
Chief Financial Officer